Exhibit (c)(8) March 5, 2024 Project Star Supplemental Discussion Materials for the Special Committee Strictly Confidential. Not for Distribution. Preliminary Draft. Subject to Further Review & Modification.

Illustrative Transaction Sources and Uses

Total Sources & Uses Including Closing Payments

Based on (i) identified sources of financing expected to sign commitment letters concurrently with execution of definitive documents related to a Transaction, (ii) operating forecasts developed by Company management and Riveron and (iii) other assumptions shown below, the Company will have ~$8 - 11mm of cash on the balance sheet immediately following Transaction closing. Cash levels may be higher if additional funding is obtained.

(dollars in millions)

	Timeline to Closing		
Illustrative Cash Sources	**10 Weeks**	**11 Weeks**	**12 Weeks**
Balance Sheet Cash as of 3/1/2024 [1]	$2.4	$2.4	$2.4
Customer A Commercial Payment Concurrent with Signing [2]	2.5	2.5	2.5
Bridge Commitments from Investors (Funded Pre-Closing)	7.7	7.7	7.7
Closing Commitments from Investors (Funded at Closing)	27.0	27.0	27.0
Customer Collections [3]	4.0	4.0	4.0
Total Illustrative Cash Sources	**$43.6**	**$43.6**	**$43.6**

Illustrative Cash Uses	**10 Weeks**	**11 Weeks**	**12 Weeks**
Operating Cash Outflows and Professional Fees [4]	$17.9	$20.1	$20.9
Estimated Cash to Non-Rolling Shareholders [5]	7.4	7.4	7.4
Estimated Seller Transaction Fees	4.0	4.0	4.0
D&O Insurance Tail Policy	3.5	3.5	3.5
Cash to Post-Close Balance Sheet	10.8	8.6	7.8
Total Illustrative Cash Uses	**$43.6**	**$43.6**	**$43.6**

The Founders have identified an additional $9.0 million of total funding from parties that are not expected to have signed commitment letters at Transaction signing. Such amounts are not considered for purposes of this illustrative schedule.

Total Commitments from Investors

(dollars in millions)

Total Commitments from Investors				
	Funding Date			
	Signing	**Mid-April**	**Closing**	**Total**
MH Orbit [6]	--	--	$16.0	**$16.0**
Astera Institute	5.0	--	5.0	**10.0**
RBH Ventures [7]	0.5	1.0	3.5	**5.0**
Eras Capital [8]	1.0	--	--	**1.0**
Ulrich Gall [8]	0.2	--	--	**0.2**
AST SpaceMobile	--	--	2.5	**2.5**
Total	**$6.7**	**$1.0**	**$27.0**	**$34.7**

Only includes projected commitments based on commitment letters expected to be signed up concurrently with signing of a transaction

Note: Signing date illustratively assumed to be on or around 3/4/2024. With your approval we have assumed Parent will secure funding sufficient for the operation of the Company during the period from signing through closing. We express no view or opinion regarding the likelihood or terms of such funding.

1. *Per Company management and Riveron. Includes $300 thousand receipt from Customer P.*
2. *Represents receipt of $2.5 million from Customer A related to a licensing arrangement and new orders that will be executed in conjunction with and conditioned on signing of the Transaction.*
3. *In addition to the $2.5 million receipt from Customer A concurrent with signing, total customer collections between signing and closing of $4.0 million based on estimates from Company management and Riveron.*
4. *For 11 weeks and 12 weeks after signing, operating cash outflows and professional fees illustratively assume (i) personnel payments of ~$1.3 million in week 11 after signing, (ii) ~$0.8 million of AP payments in each week and (iii) ~$0.1 million of professional fees in each week.*
5. *Based on estimate of ~15 million unaffiliated common shares and proposal price of $0.50 per share.*
6. *Of the $16 million of total commitments at signing of the Transaction, $1 million may be pulled forward to Mid-April contingent on certain potential investors executing commitment letters subsequent to signing.*
7. *Timing of pre-closing funding of $1.5 million is subject to final confirmation.*
8. *Expected to deliver signed commitment letters at signing of the Transaction and fund several days after signing.*

Sources: Company management, Riveron. Operating forecasts developed by Company management and Riveron.

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Illustrative Interim Financing Sources and Uses

From Signing to Closing

Based on (i) identified sources of financing expected to sign commitment letters concurrently with execution of definitive documents related to a Transaction, (ii) operating forecasts developed by Company management and Riveron and (iii) other assumptions shown below, the Company may require incremental funds of ~$5mm to ~$8mm prior to Transaction closing.

(dollars in millions)

	Timeline to Closing		
Illustrative Cash Sources	**10 Weeks**	**11 Weeks**	**12 Weeks**
Balance Sheet Cash as of 3/1/2024 [1]	$2.4	$2.4	$2.4
Customer A Commercial Payment Concurrent with Signing [2]	2.5	2.5	2.5
Bridge Commitments from Investors (Funded Pre-Closing)	7.7	7.7	7.7
Customer Collections [3]	4.0	4.0	4.0
Incremental Cash Required to Close	4.8	7.0	7.8
Total Illustrative Cash Sources	**$21.4**	**$23.6**	**$24.4**

The Founders have identified an additional $4.0 million of pre-closing funding from parties that are not expected to have signed commitment letters at Transaction signing. Such amounts are not considered for purposes of this illustrative schedule.

Illustrative Cash Uses	**10 Weeks**	**11 Weeks**	**12 Weeks**
Operating Cash Outflows and Professional Fees [4]	$17.9	$20.1	$20.9
Escrow At Signing	3.5	3.5	3.5
Total Illustrative Cash Uses	**$21.4**	**$23.6**	**$24.4**

Bridge Commitments from Investors (Funded Pre-Closing)

(dollars in millions)

Bridge Commitments from Investors (Funded Pre-Closing)	**Funding Date**		
	Signing	**Mid-April**	**Total**
MH Orbit [5]	--	--	**--**
Astera Institute	5.0	--	**5.0**
RBH Ventures [6]	0.5	1.0	**1.5**
Eras Capital [7]	1.0	--	**1.0**
Ulrich Gall [7]	0.2	--	**0.2**
Total	**$6.7**	**$1.0**	**$7.7**

Only includes projected commitments based on commitment letters expected to be signed up concurrently with signing of a transaction

Note: Signing date illustratively assumed to be on or around 3/4/2024. With your approval we have assumed Parent will secure funding sufficient for the operation of the Company during the period from signing through closing. We express no view or opinion regarding the likelihood or terms of such funding.

Note: Escrow at signing subject to final confirmation.

1. *Per Company management and Riveron. Includes $300 thousand receipt from Customer P.*
2. *Represents receipt of $2.5 million from Customer A related to a licensing arrangement and new orders that will be executed in conjunction with and conditioned on signing of the Transaction.*
3. *In addition to the $2.5 million receipt from Customer A concurrent with signing, total customer collections between signing and closing of $4.0 million based on estimates from Company management and Riveron.*
4. *For 11 weeks and 12 weeks after signing, operating cash outflows and professional fees illustratively assume (i) personnel payments of ~$1.3 million in week 11 after signing, (ii) ~$0.8 million of AP payments in each week and (iii) ~$0.1 million of professional fees in each week.*
5. *Of the $16 million of total commitments at signing of the Transaction, $1 million may be pulled forward to Mid-April contingent on certain potential investors executing commitment letters subsequent to signing.*
6. *Timing of pre-closing funding of $1.5 million is subject to final confirmation.*
7. *Expected to deliver signed commitment letters at signing of the Transaction and fund several days after signing.*

Sources: Company management, Riveron. Operating forecasts developed by Company management and Riveron.

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Illustrative 12-Week Cash Flow Forecast

Assumes Signing Date On or Around 3/4/2024

(dollars in millions)

Week Count	1	2	3	4	5	6	7	8	9	10	11	12
Week Ended	**3/8**	**3/15**	**3/22**	**3/29**	**4/5**	**4/12**	**4/19**	**4/26**	**5/3**	**5/10**	**5/17**	**5/24**
Opening Cash Balance [1]	**$2.4**	**$10.1**	**$7.6**	**$6.9**	**$4.6**	**$4.4**	**$3.1**	**$2.6**	**$2.6**	**$0.1**	**($1.3)**	**($3.5)**
(-) Employee	(0.3)	(1.4)	(0.0)	(1.3)	(0.3)	(1.3)	(0.0)	(0.0)	(1.3)	(0.3)	(1.3)	(0.0)
(-) AP Payments	(0.4)	(0.8)	(0.8)	(0.8)	(0.4)	(0.8)	(0.8)	(0.8)	(0.4)	(0.8)	(0.8)	(0.8)
(-) Rent, Utilities	(0.4)	--	--	--	(0.4)	--	--	--	(0.4)	--	--	--
(-) Other (Credit Card, Insurance, Tax)	(0.1)	(0.2)	--	(0.1)	--	(0.2)	(0.0)	(0.0)	(0.1)	(0.2)	(0.0)	--
(-) D&O Payment	--	--	--	--	--	--	--	--	--	--	--	--
(-) Special Committee / Company Professional Fees	(1.2)	(0.3)	(0.1)	(0.2)	(0.5)	(0.1)	(0.5)	(0.2)	(0.5)	(0.2)	(0.1)	(0.1)
Total Cash Outflows	**($2.3)**	**($2.5)**	**($0.8)**	**($2.3)**	**($1.5)**	**($2.3)**	**($1.2)**	**($0.9)**	**($2.6)**	**($1.4)**	**($2.2)**	**($0.8)**
(+) Total Estimated Customer Collections [2]	$3.3	--	$0.2	--	$1.4	--	$0.6	$1.0	$0.1	--	--	--
Estimated Financing [3]												
Founders	--	--	--	--	--	--	--	--	--	--	--	--
MH Orbit [4]	--	--	--	--	--	--	--	--	--	--	--	--
Astera Institute	5.0	--	--	--	--	--	--	--	--	--	--	--
RBH Ventures [5]	0.5	--	--	--	--	1.0	--	--	--	--	--	--
Eras Capital [6]	1.0	--	--	--	--	--						
Ulrich Gall [6]	0.2	--	--	--	--	--	--	--	--	--	--	--
(+) Total Estimated Financing	$6.7	--	--	--	--	$1.0	--	--	--	--	--	--
Total Cash Inflows	**$10.0**	**--**	**$0.2**	**--**	**$1.4**	**$1.0**	**$0.6**	**$1.0**	**$0.1**	**--**	**--**	**--**
Ending Cash Balance	**$10.1**	**$7.6**	**$6.9**	**$4.6**	**$4.4**	**$3.1**	**$2.6**	**$2.6**	**$0.1**	**($1.3)**	**($3.5)**	**($4.3)**
(-) Proposed Segregated Contingency Account	(3.5)	(3.5)	(3.5)	(3.5)	(3.5)	(3.5)	(3.5)	(3.5)	(3.5)	(3.5)	(3.5)	(3.5)
Available Ending Cash Balance	**$6.6**	**$4.1**	**$3.4**	**$1.1**	**$0.9**	**($0.4)**	**($0.9)**	**($0.9)**	**($3.4)**	**($4.8)**	**($7.0)**	**($7.8)**

The Founders have identified an additional $4.0 million of pre-closing funding from parties that are not expected to have signed commitment letters at Transaction signing. Such amounts are not considered for purposes of this illustrative schedule.

Note: With your approval we have assumed Parent will secure funding sufficient for the operation of the Company during the period from signing through closing. We express no view or opinion regarding the likelihood or terms of such funding.

Note: Proposed Segregated Contingency Account subject to final confirmation.

1. *Opening cash balance for week of 3/8 provided by Company management and Riveron. Includes $300 thousand receipt from Customer P.*
2. *Company management and Riveron expect to receive $2.5 million from Customer A in conjunction with and conditioned on signing of the Transaction and an additional ~$4.0 million of customer collections are estimated between signing and closing.*
3. *Only includes projected commitments based on commitment letters expected to be signed up concurrently with signing of a Transaction.*
4. *Of the $16 million of total commitments at signing of the Transaction, $1 million may be pulled forward to Mid-April contingent on certain potential investors executing commitment letters subsequent to signing.*
5. *Timing of pre-closing funding of $1.5 million is subject to final confirmation.*
6. *Expected to deliver signed commitment letters at signing of the Transaction and fund several days after signing.*

Sources: Company management, Riveron. Operating forecasts developed by Company management and Riveron.

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Founders' Identified Commitments

(dollars in millions)

Total Identified Commitments by Founders

	Funding Date			
	Signing	Mid-April	Closing	Total
MH Orbit [1]	--	--	$16.0	**$16.0**
Astera Institute	5.0	--	5.0	**10.0**
RBH Ventures [2]	0.5	1.0	3.5	**5.0**
Eras Capital [3]	1.0	--	--	**1.0**
Ulrich Gall [3]	0.2	--	--	**0.2**
AST SpaceMobile	--	--	2.5	**2.5**
Potential Investor 1	--	2.5	2.5	**5.0**
Potential Investor 2	--	1.5	1.5	**3.0**
Potential Investor 3	--	--	1.0	**1.0**
Total	**$6.7**	**$5.0**	**$32.0**	**$43.7**

Shaded rows represent investors expected by Founders to provide financing to support the Transaction, with commitment letters to be executed subsequent to signing

Note: We express no view or opinion regarding the likelihood or terms of such funding.
Note: In addition to the commitments indicated above, we understand that Customer A will provide $2.5 million at signing under a commercial arrangement that is conditioned on signing of the Transaction.
1. *Of the $16 million of total commitments at signing of the Transaction, $1 million may be pulled forward to Mid-April contingent on certain potential investors executing commitment letters subsequent to signing.*
2. *Timing of pre-closing funding of $1.5 million is subject to final confirmation.*
3. *Expected to deliver signed commitment letters at signing of the Transaction and fund several days after signing.*

Sources: Founders, Moelis, Company management.

5 | Houlihan Lokey

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ƒƒ ƒƒƒ Disclaimer This presentation, and any supplemental information (written or oral) or other documents provided in connection therewith (collectively, the “materials”), are provided solely for the information of the Special Committee (the “Committee”) of the Board of Directors (the “Board”) of Astra Space, Inc. (the “Company”) by Houlihan Lokey in connection with the Committee’s consideration of a potential transaction (the “Transaction”) involving the Company. This presentation is incomplete without reference to, and should be considered in conjunction with, any supplemental information provided by and discussions with Houlihan Lokey in connection therewith. Any defined terms used herein shall have the meanings set forth herein, even if such defined terms have been given different meanings elsewhere in the materials. The materials are for discussion purposes only. 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